Ex. 99-B.8.139

FIRST AMENDMENT TO

SELLING AND SERVICES AND FUND PARTICIPATION AGREEMENT

               THIS FIRST AMENDMENT (the “Amendment”) with an effective date of April 1,
2008 is among Columbia Management Distributors, Inc. (“Distributor”), Columbia Management
Services, Inc. (“Transfer Agent” and together with Distributor, “Columbia”) and ING Life
Insurance and Annuity Company and ING Financial Advisers, LLC (together, “ING”) and amends the Selling and Services and Fund Participation Agreement between Distributor and ING dated as of September 26, 2005 (the “Agreement”).

               WHEREAS, ING and Distributor are parties to a Selling and Services Agreement and
Fund Participation Agreement dated as of September 26, 2005; and

               WHEREAS, the parties now desire to amend the Agreement.

               NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, Columbia and ING hereby agree as follows:

1.	General.

	(a)	All capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Agreement unless otherwise set forth in this Amendment.

	(b)	Except as otherwise expressly amended by this Amendment, all of the provisions of the Agreement shall continue in full force and effect in accordance with their terms and conditions.

	(c)	This Amendment may be executed in counterparts.

2.	Amendments to Agreement.

	(a)	Transfer Agent, transfer agent to the Funds, is hereby added as a party to the agreement as follows:

All references to “Distributor” in Section 4 of the Agreement, “Servicing Fees”, are hereby deleted and replaced with “Transfer Agent.”

	(b)	The sixth sentence of Section 4 of the Agreement, “Servicing Fees,” is hereby deleted and replaced with the following:

“ING Life shall calculate this payment at the end of each calendar quarter and shall forward an invoice to Transfer Agent, along with such other supporting data as may be reasonably requested by Transfer Agent. Such invoice, at a minimum, shall designate the Funds in which assets are invested and shall identify: (1) the account number(s) for each Plan, if applicable, (2) the average daily net asset value of Fund shares held in the account(s) on which the fee is paid and (3) the amount of such fee.”

	(c)	The first sentence of Section 5 of the Agreement, “12b-1 Fees,” is hereby deleted and replace with the following:

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“Subject to Section 4, to compensate ING Financial for its distribution of Fund Shares,
Distributor shall make quarterly payments to ING Financial, and the total sales charges and ING Financial’s dealer concessions (if any) on each purchase of Fund Shares paid to ING Financial shall be as stated in the applicable Fund Prospectus, subject to
Applicable Law including FINRA rules.”

               IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

COLUMBIA MANAGEMENT	ING LIFE INSURANCE AND ANNUITY
DISTRIBUTORS, INC.	COMPANY

By: /s/ Beth Ann Brown	By: /s/ Lisa S. Gilarde
Name: Beth Ann Brown	Name: Lisa S. Gilarde
Title: Managing Director	Title: Vice President
Date: 11/17/08	Date: 11/10/08

COLUMBIA MANAGEMENT	ING FINANCIAL ADVISERS, LLC
SERVICES, INC.

By: /s/ Robin G. Smith	By: /s/ David A. Kelsey
Name: Robin G. Smith	Name: David A. Kelsey
Title: Senior Vice President	Title: V.P. /C.O.O.
Date: 11/17/08	Date: 11/11/08

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